Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-188345

January 12, 2015

NORTHEAST UTILITIES

Pricing Term Sheet

Issuer:	Northeast Utilities
Security:	$300,000,000 Senior Notes, Series H, Due 2025
Maturity Date:	January 15, 2025
Coupon:	3.15%
Price to Public:	99.898%
Yield to Maturity:	3.162%
Benchmark Treasury:	2.25% due November 15, 2024
Spread to Treasury:	+125 basis points
Benchmark Treasury Price / Yield:	103-01+ / 1.912%
Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, commencing on July 15, 2015
Redemption Provisions:	Make-whole call at any time prior to October 15, 2024 at a discount rate of Treasury plus 20 basis points and, thereafter at par
Trade Date:	January 12, 2015
Settlement Date:	January 15, 2015
Concurrent Debt Offering:	The Issuer is also offering $150,000,000 of its 1.60% Senior Notes, Series G, Due 2018.
CUSIP / ISIN:	664397 AM8 / US664397AM81
Ratings*:	Baa1 (Moody’s); BBB+ (S&P); BBB+ (Fitch)
Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC J.P. Morgan Securities LLC Mitsubishi UFJ Securities (USA), Inc.
Co-Manager:	Samuel A. Ramirez & Company, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus (as supplemented) if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322; or RBC Capital Markets, LLC toll-free at (866) 375-6829.